[Newspaper Ad]

                            TO CONRAIL SHAREHOLDERS:

                                IT'S BAD ENOUGH:

                  THEY WANT YOU TO SETTLE FOR INFERIOR VALUE.

    They want you to accept an offer worth $1 billion less than what Norfolk
              Southern is offering, approximately $15 per share less.*

                     THEY WANT YOU TO ASSUME EQUITY RISKS.

       They want you to receive much of CSX's remaining offer in the form of CSX stock, which has already declined 13%* since the CSX offer for Conrail was announced.  Its value will continue to be subject to market risk.
         With Norfolk Southern's offer, you know exactly what you will be getting: $115.  All cash.  No risk.  Period.

                     THEY WANT TO TAKE AWAY YOUR RIGHT TO
                              RECEIVE FAIR VALUE.

        They want you to approve an amendment to the Conrail charter that will deprive you of the important protection of the Pennsylvania Fair Value
         Statute, which requires that shareholders be able to receive fair value, in cash, for their shares in takeover transactions
                         such as the one CSX has proposed.

                  AND THEY WANT YOU TO HELP THEM PULL IT OFF.

        Don't help the Conrail Board cram down CSX's inferior offer. Remind the Board that you actually own the company, that you elected the Board in the first place, and that you can replace them if they ignore your interests.  Put a stop to their complete disregard of your shareholder rights and abdication of their
                   responsibility to represent those rights.
                       Take back control of your company.

    PROTECT YOUR INTERESTS.  VOTE NOW AGAINST CONRAIL'S PROPOSALS TO "OPT OUT"
     OF PENNSYLVANIA'S FAIR VALUE STATUTE AND TO ADJOURN THE SPECIAL MEETING.


                     CONRAIL SHAREHOLDERS
                     Protect the value of your shares.  Vote now on Norfolk
[Graphic:            Southern's GOLD proxy card AGAINST Conrail's
Checkmark in         proposals.  Be sure Norfolk Southern receives your
box above the        proxy before January 17.
words "VOTE
AGAINST"]            CONRAIL ESOP PARTICIPANTS
                     Your vote is confidential, and is very important since each ESOP share represents a significantly greater voting interest--by our calculations, equal to at least seven shares. Use your GREEN instruction card to instruct your Trustee to vote AGAINST Conrail's proposals. The Trustee must receive your instruction card by January 15.


                             [Norfolk Southern Logo]

    Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 800-223-2064. Banks and brokers call 212-440-9800.

    * Based on the closing price of CSX common stock on January 9, 1997.

    January 13, 1997